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                                                                   Exhibit 99(a)

           Participating subsidiaries in the Amended and Restated 1984
          Employee Stock Purchase Plan for United States employees and employees of certain domestic and foreign subsidiaries.



The following subsidiaries of Raychem Corporation have been designated by the Administrator to participate in the Plan:


Compagnie Francaise des Isolants
K.K. Raychem
Raychem A.G.
Raychem A/S (Denmark)
Raychem (Australia) Proprietary, Ltd.
Raychem Gesellschaft m.b.H.
Raychem GmbH
Raychem (H.K.) Limited
Raychem International Corporation
Raychem Korea Limited
Raychem Limited
Raychem (Nederland) B.V.
Raychem New Zealand Limited
Raychem N.V.
Raychem OY
Raychem S.A.
Raychem S.A.
Raychem Saudi Arabia Limited
Raychem Singapore Pte. Limited
RAYCHEM S.p.A.
Raychem Taiwan Limited
Remtek International, Inc.
Sigmaform U.K. Limited
Sigmaform GmbH
SHG Strahlenchemie Holding GmbH
Elo TouchSystems, Inc.
Elo TouchSystems GmbH & Co. KG
Walter Rose GmbH